EXHIBIT 99.1

Contacts:
Kearstin Patterson
Vice President of Communications
National Coal Corp.
865/690-6900 (direct)
865/207-3875 (cell)
kpatterson@nationalcoal.com


       NATIONAL COAL CORPORATION COMPLETES RECENTLY ANNOUNCED ACQUISITION

KNOXVILLE, Tenn. - Oct. 26, 2004 - National Coal Corp. (OTCBB:NLCP - News), a coal producer operating in Eastern Tennessee, is pleased to announce its wholly-owned subsidiary, National Coal Corporation, has completed the acquisition of certain mining assets of Robert Clear Coal Corporation, a coal mining company located on 7,000 acres of land in the Elk Valley area of Eastern Tennessee, for a purchase price of $5.5 million, plus the assumption of certain current liabilities. Additionally, the company will replace approximately $3.9 million of the seller's reclamation and other bonds for the acquired properties. The acquired assets include leases, permits and mining equipment.
National Coal expects to commence mining operations on all approved and permitted sites immediately. Reclamation work currently associated with the site, as well as all future mining operations, will be guided by the Company's environmentalist to ensure that all reclamation and mining is performed in accordance with National Coal's high standards.

ABOUT NATIONAL COAL CORP.
National  Coal  Corp.,  through  its  wholly-owned  subsidiary,   National  Coal
Corporation, owns coal mineral rights on approximately 75,000 acres in Eastern Tennessee. For more information, visit www.nationalcoal.com.

THIS RELEASE CONTAINS STATEMENTS THAT ARE "FORWARD-LOOKING" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT ESTIMATES AND PROJECTIONS ABOUT NATIONAL COAL'S BUSINESS, WHICH ARE DERIVED IN PART ON ASSUMPTIONS OF ITS MANAGEMENT, AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE, AS SUCH PERFORMANCE IS DIFFICULT TO PREDICT. EXAMPLES OF FORWARD LOOKING-STATEMENTS INCLUDE THE IMMEDIATE COMMENCEMENT OF MINING OPERATIONS ON THE ACQUIRED PROPERTY. ACTUAL OUTCOMES AND RESULTS MAY DIFFER MATERIALLY FROM WHAT IS EXPRESSED OR FORECAST IN SUCH FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, NATIONAL COAL'S ABILITY TO RAPIDLY AND EFFICIENTLY INTEGRATE THE ACQUIRED OPERATIONS INTO ITS EXISTING OPERATIONS, THE OCCURRENCE OF UNANTICIPATED DELAYS IN CLOSING THE
ACQUISITION, THE DEMAND FOR COAL, THE PRICE OF COAL, THE SUPPLY OF COAL AND OTHER COMPETITIVE FACTORS, THE COSTS TO MINE AND TRANSPORT COAL, THE ABILITY TO OBTAIN NEW MINING PERMITS, THE COSTS OF RECLAMATION OF PREVIOUSLY MINED
PROPERTIES, AND THE RISKS OF EXPANDING COAL PRODUCTION. THESE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THE COMPANY'S MOST RECENTLY FILED ANNUAL REPORT ON FORM 10-KSB AND QUARTERLY REPORTS ON FORM 10-QSB, WHICH SHOULD BE READ IN CONJUNCTION HEREWITH FOR A FURTHER DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS.